EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-200173) on Form S-8 of Macrocure Ltd. of our report dated March 18, 2015, with respect to the consolidated statements of financial position of Macrocure Ltd. and its subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of loss and other comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the annual report on Form 20-F of Macrocure Ltd. for the year ended December 31, 2014.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
March 18, 2015